Exhibit 99.1
The Benefits of Size
By Joe Price
Chief Financial Officer
Merrill Lynch Financial Services Conference
November 13, 2007

Thanks Ed. Good morning.
Today I want to spend most of my time discussing the advantages of the Bank of America business model — diversity, capital strength and scale. These benefits are not only major pluses in the current environment but also are the foundation that convinces us that we will be able to grow at an attractive rate going forward.
I will also discuss the current credit environment and capital management.
As usual, I need to remind you that I will be making forward looking statements which involve certain risks and assumptions. The full disclosure is in your presentation books. These statements speak only as of the dates described and we do not intend to update the forward looking statements beyond these descriptions.
Bank of America today is built on a foundation of strength, diversity, scale and reach.
We were the fifth most profitable company in the world last year with more than $21 billion in earnings and the most profitable financial services company through the first nine months of 2007.
Our balance sheet is strong and diverse with a Tier 1 capital ratio of 8.22% at the end of the September and we were one of the most liquid banking companies in the world at the end of the third quarter.
As you know, we paid $21 billion in cash for LaSalle on October 1 which will impact both our reported capital ratios and liquidity over the next couple of quarters.
We are a deposit funded bank, which offers advantages of stability and cost. And we believe our loan portfolio is well diversified by customer segment, industry and geography.
One of the lynchpins of our model is market leadership. We want to be important where we choose to compete. You name a line of business in financial services, and we are probably a major player.

We have leading positions in deposits, card, consumer real estate, small business banking, financial services for middle market and large corporate customers in the U.S., and banking the affluent and wealthy. In many cases we are number one.
Finally, we offer unrivaled convenience for customers. We have more banking centers and ATMs by far than any other bank. We offer internet banking — including bill pay — that accounts for more than 50% of bills paid through banks on the internet in the U.S.
We also offer mobile banking. Some 62% of handheld devices can now access bankofamerica.com.
For business customers, we have the reach, the balance sheet and the breadth of products that few competitors can match.
These are the underlying foundations of Bank of America’s business and help shape our strategy.
One of our key advantages is a diversified business mix.
Global Consumer and Small Business Banking accounted for a little more than half of our earnings for the first nine months of this year.
Global Corporate and Investment Banking accounted for about one fourth of the earnings, but, in more normal times would represent about one third.
And Global Wealth and Investment Management, which primarily offers financial services to the affluent and wealthy, had about 12% of our earnings.
We like this mix. Half of the company is driven by fairly predictable retail generated earnings streams. Corporate and investment banking and wealth management offer potential for better growth rates but as we have frequently noted that they are also more volatile, subject in particular to the ups and downs of the capital markets.
The segment within GCIB that experienced the disruption in the past quarter (Capital Markets and Advisory Services) is normally only one third of GCIB’s earnings, or less than

10% of the overall company’s earnings. The other two businesses in GCIB are more steady annuity type streams of earnings.
An overwhelming percentage of our activities in GCIB are customer driven.
By the way, the Other category is mostly our principal and corporate investments whose earnings contribution moves up or down based on market conditions.
Our success is driven by certain factors that differentiate Bank of America from the competition.
First, is our franchise.
We have more consumer customers, more business customers, and more private bank customers than anyone. So unlike so many others, we have a huge opportunity already within the company.
We offer unparalleled customer convenience, from the largest branch and ATM networks . . . to the most used online banking site . . . to sophisticated telephone banking . . . to treasury services abilities across the globe.
Our market and product leadership positions are unmatched, giving us scale, market knowledge and brand recognition.
Second is the ability to execute.
Not only are we efficient, we have a tradition of setting goals and then exceeding them.
We provide innovative customer solutions, increasingly by breaking down the business stovepipes to bring the full benefit of Bank of America’s capabilities to our customers and clients.
And we are recognized for our superior ability to integrate acquisitions.
Third is the opportunity created by our franchise.
We are the best known bank brand in the United States. We have an opportunity to get more than our share of the growth in our markets, in part because of brand recognition and our ability to leverage that brand against our customers, distribution and product suite.
Alone, none of these attributes would be a differentiator. Together, they make for a powerful combination to drive growth.
Our consumer and small business unit has two major sources of income: deposits and card.
By the way, the consumer and small business bank would, on a standalone basis, be the fourth most profitable bank in the U.S., — ahead of Wells Fargo and Wachovia, — so we are talking about a large business.
Card services, which is mostly credit card, is about 40% of consumer and small business banking. This is a business that you would think would be heavily affected by the economic cycle, but it isn’t as much as many people imagine. That is because when credit losses go up, there are a number of offsets that drive revenue higher such as greater borrowing and better margins as interest rates fall, to name a couple.
The growth opportunities here are significant. While we are the largest card issuer in the U.S., we are also number one in Europe, although we are only in Britain, Ireland and Spain. We are planning to expand into other European countries and are also considering opportunities in Asia.
We also look at the card business as one piece of an integrated payments business — including processing card transactions for merchants and providing clients and customers access to the system through whatever channel they prefer. We have leadership positions in all of the payments components, from consumer payments to corporate cash management and from merchant processing to lock box for retailers.
Bank of America has about 14 percent of retail bank deposits in the U.S. The Deposits business accounts for roughly half of the consumer and small business bank’s earnings. Not only are deposits the raw material for us to invest in quality loans, but they represent the opportunity to earn significant fee income such as debit card transaction fees.
This business especially benefits from the unmatched convenience we offer customers and our ability to market nationwide. Bank of America’s goal is to grow deposits at or somewhat above market growth rates. We’ve had slower growth as we, perhaps, over-balanced profitability vs. market share. Today we are taking actions to grow deposits faster and we are starting to see the volume needle move as a result.
These leadership positions put Bank of America in a unique position to be able to innovate in this space, and we are working on some exciting possibilities.
Consumer Real Estate, which includes both first mortgages and home equity, accounted for only 6% of the consumer and small business bank’s earnings year to date. We have a number of initiatives in place to grow market share in the mortgage business.
Earlier this year, we introduced our No Fee Mortgage PLUS product which has really helped us gain share. This prime mortgage product is only available to Bank of America customers and through our direct to consumer channel.
This is an example of how we continue to be there for customers, even as others pull back in the current environment.
We have been growing market share, and we were recently recognized as the number one retail mortgage originator by an industry publication.
So we believe our consumer bank is well positioned to weather the current storm in the mortgage markets and in fact grow profitably as we look forward.
We have amassed an enviable franchise and the acquisition of LaSalle completes the retail puzzle.
Chicago was the one attractive large market in the U.S. where we did not have a significant retail position. We had a good commercial bank, but were only 13th in deposit share as we were building a branch system de novo.
LaSalle jumps us to 200 branches in Chicago and puts us neck and neck with the market leader.
Moreover, we believe the growth prospects are significant as LaSalle regarded itself primarily as a commercial-oriented bank and basically used its branches to gather deposits. We will bring the full array of Bank of America products, reconfigure their branch staffing and implement our sales model. LaSalle customers -— present and future — will find they not only have broader choice of products and delivery channels, but they can bank almost wherever they travel.
The LaSalle acquisition also makes us number one in Michigan where, despite that state’s well publicized economic challenges, we believe we can grow.
The second major business segment is Global Corporate and Investment Banking.
In normal times, its earnings sources are balanced with a little less than a third coming from Treasury Services, a little more than a third from capital markets and a little less than a third from business lending, which is basically our commercial lending business.
These are not normal times. I won’t repeat our third quarter earnings results but there were unprecedented dislocations that occurred in the markets impacting our Capital markets business.
Taking the long view, Bank of America has been building our investment banking and capital markets capabilities in recent years. Today we are a top three player in the U.S. fixed-income capital markets. Despite recent announcements of layoffs of around 500 positions in our capital markets businesses, mostly related to businesses that have moved away from us, we intend to continue to deliberately build our platform.
But we will build it around our customer needs and those businesses that provide attractive returns. As you know we are in the midst of a strategic review of our capital markets businesses and will communicate the results early next year but I want to make sure that investors and clients understand that we remain committed to providing financial solutions for customers.
Bank of America is the top lender to middle market companies. The Business Lending segment has been pressured by the impacts of the yield curve and intense competition, but the results in this business are relatively stable.
We are also the leading provider of treasury services to corporations in the United States. Treasury Services makes about $2 billion per year, and it is very annuity-like.

Part of our recent headcount reduction announcement made two weeks ago involved making our sales platform more efficient in our approach to clients.
Approximately 1,200 jobs will be consolidated in the unification of our noncapital markets sales forces. Through rigorous six sigma projects, we identified the appropriate number of customer approaches for each of our sales teams, allowing these teams to be much more productive.
When we look at GCIB, we see a number of attractive growth opportunities.
First, we have an opportunity to improve our penetration in business banking, which serves the largest and most developed small businesses. We can bring a broader product line to these businesses than our smaller competitors.
Second, we are investing several hundred million dollars to significantly upgrade treasury services’ electronic payments capabilities. While we are the leader in paper-based transactions, we do not have a comparable share in electronic transactions. We also can use this enhanced capability to take share overseas where we are a smaller player.
Outside the U.S., we are investing in treasury services sales and capabilities and have also begun to deliberately expand our investment banking platforms, starting with areas where we have natural competitive advantages because of industry penetrations and company relationships due to our powerful position in the U.S.
Finally, we have had a very good start in bringing investment banking services to middle market companies over the last two years and are investing more in that arena.
Our third major business is Global Wealth and Investment Management.
We are the number one provider of financial services to the affluent, which we roughly define as those with more than $100,000 in annual income or $300,000 in investable assets. We serve this segment through Premier banking, a unique partnership between bank client managers and financial advisers from our brokerage.
As you can see, Premier accounts for more than half of wealth management’s earnings. Growing that segment is a top priority. We now serve only 1 potential Premier customer in

10 of our existing customers, largely due to a lack of client managers and financial advisers.
US Trust, or Private Banking, represents about a fifth of wealth management’s earnings With the recent US Trust acquisition Bank of America became the largest private bank in the U.S. and we are the largest corporate trustee in the U.S. for individuals and foundations.
Columbia Management, our asset management arm, has accounted for another fifth of wealth management’s earnings. Performance at Columbia funds has been improving steadily, and it is now considered among the highest performing mutual fund families. As a result, we are seeing accelerating inflows, especially into Columbia’s equity funds. Our goal is to grow assets under management at above market rates.
While dialing up our ability to attract, retain and expand customer relationships, we have never lost sight of the fact that positive operating leverage is what drives the bottom line in our industry.
In 2005, we broke the 50% efficiency ratio barrier for the first time. Our efficiency ratio YTD is 48% and is the best efficiency ratio of any bank with our business mix.
Using Six Sigma, we constantly push to improve productivity through process improvement. Channel diversification is reducing the cost to sell and we have been able to take advantage of our size through vendor and marketing leverage.
The bottom line is that we can create a lower cost of delivering products to customers and then of servicing their continuing relationships.
This ability to manage expenses is important in an industry where revenue growth is usually in the single digits. And it is especially attractive in the current environment, where revenue is hard to generate and credit costs are normalizing.
I would like to take a few minutes to discuss several topics that will impact the fourth quarter.

First — as most of you know, we invested $3 billion in China Construction Bank two years ago and that investment as of last week is worth approximately $19 billion, an appreciation of more than $16 billion.
This investment in the third quarter was carried at cost, according to GAAP, but in the fourth quarter we will mark it to market and the appreciation will be recognized through OCI (not the P&L).
We also have an option to increase our CCB investment from the current 8.5 percent ownership to 19.9 percent based on a pre- agreed strike price. That option is currently worth a similar amount as our original investment gain.
In short, on paper we have a potential gain in excess of $30 billion. We will have the opportunity to monetize a piece of this over the next 2 to 3 years.
Second, in June of this year, we announced the sale of Marsico Capital Management. We expect to close that sale in the fourth quarter subject to mutual fund shareholder approval and realize a gain of approximately $1.4 billion pre-tax.
Third, we expect to recognize our share of the Visa settlement with American Express in the fourth quarter and the gain from the Visa IPO in the first quarter of next year. The settlement is an expense of approximately $230 million while the gain at this time is expected to be substantially more than the settlement. The remaining shares not redeemed in the IPO and the additional related gain probably won’t happen for at least several years.
Our overall capital markets business flows have been pretty good so far this quarter. However, as you know there are still dislocations that are significantly impacting many of the markets. These dislocations have manifested in a few different ways.
We experienced impairment on one mezzanine investment and our current estimate of $300 million for this impairment will impact the fourth quarter results.
In addition, as we noted in our 10Q filing we provided support to an institutional cash fund. This support agreement totals approximately $300 million today and relates to the uncertainty around the value of investments in non-bank sponsored structured investment vehicles. We currently anticipate providing a similar aggregate amount to a group of additional money market funds for principally the same reason.
Now let me move a little deeper into a couple capital markets areas that everyone is worried about across the industry, leveraged lending and CDOs . Let me take you through our positions.
In leveraged finance, our loan and high yield commitments at the end of the third quarter stood at $28 billion. In general I would characterize this business as stabilizing. We have minor exposure in covenant lite B loans or other subordinated structures. As a result, our overall writedown on these commitments in the 3rd quarter was comparatively small at only $247 million net of fees.
Since the end of September, the leveraged loan market has improved, especially in the U.S. Consequently, we have had success in clearing some commitments, most within our marks and some within the original terms. However, I might note that the market took a decidedly negative tone just last Friday which is evidence of how fast things change.
We have also reduced fundings from quarter-end that had not yet been syndicated. Having said that, the market is still fragile and investor appetites will be tested by some large deals coming to market. The European leveraged loan market is a little slower in rebounding than the domestic market.
At our third quarter earnings announcement in our supplemental information, we updated our super senior liquidity CDO support and warehouse exposure for you. In our 10-Q filing last Friday, we repeated that disclosure and added some additional information.
There are two major components of our super senior exposure — $15.5 billion, or $12.8 billion net of insurance or wraps, in liquidity support for various CDOs and $5.2 billion, or a net $2.4 billion in securities retained from our structuring activities.
Excluding commercial credit backed, as well as non-subprime residential asset backed vehicles, we had $9.8 billion and $1.9 billion of liquidity support and cash positions respectively, supported principally by underlying subprime exposure. That is $11.7 billion in total.

Additionally, in our CDO warehouse we had approximately $400 million in subprime backed exposure.
As you know, subsequent to September 30, the credit ratings of certain CDOs were downgraded which, among other things, helped to trigger severe dislocations in the CDO markets. As a result, many market participants have announced large writedowns.
We currently estimate a fourth quarter mark of around $3 billion pre-tax. There is complexity and difficulty in estimating the value of these positions, especially the CDO squared structures. The estimate is sensitive to assumptions regarding borrower default and losses which is dependent on various factors, including the vintage of underlying loans and asset mix, to name a few. I might note that while we have classified these as principally supported by underlying subprime exposure, they do contain other asset classes in the collateral mix.
As market conditions change and possibly worsen there could be additional diminution in value.
We do not intend to update these estimates prior to the announcement of fourth quarter results in early January.
In the context of our earnings streams as well as some of the items I highlighted such as CCB and Marsico, the impact of these negative marks is certainly manageable.
We are only half way through the quarter, so where valuations will be at the end of the year is anyone’s guess given these variables. This is further complicated by the impact of ratings and the behavior of the owners of the most senior tranches of certain structures which add to an already complex evaluation.
The other issue on investors minds is credit quality.
Although credit costs are rising from historic lows, asset quality at Bank of America remains sound. The exception is some softening in the housing industry and we have increased reserves accordingly.
We are also increasing reserves to reflect growth in the targeted portfolios of home equity and small business in the past year.

The largest exposure we have to the consumer is our credit card portfolio and that has been tracking as we expected. Charge-offs were less than 5% in the third quarter and the risk adjusted margin was near 8%.
Commercial losses remain at or near historic lows at only 5 basis points, excluding small business.
Losses in the commercial book remain centered principally in the homebuilder portfolio. We have moved approximately one third of that exposure, or about $3 billion, into criticized assets. This accounts for the bulk of our additions to commercial loan reserves.
I want to spend just a couple minutes focusing on two or three areas of credit risk where we have targeted growth in the past two or three years.
First, consumer credit card. Coming off bankruptcy reform in late 2005, our losses have continued to slowly move back toward a more normalized range. Risk-adjusted margins remain strong and leveraging our distribution channels makes us much more efficient than our peers. Another differentiation from our peers is our model which reflects a heavier mix of revolving balance customers versus transacting customers.
Asset quality has performed as we have projected all year. Due to some vintage direct mail portfolio seasoning and conforming practices of BAC and MBNA, we expected our loss rate to peak in the second quarter and then to fall in the third quarter as it did.
From here, we expect to move back toward our more normal range of 5 to 5.5 percent.
Home equity. We have grown home equity at above industry growth rates not because of taking outsized risk but because it was a focused relationship product where we innovated product enhancements and shortened fulfillment times for customers.
Our originations average a FICO score of well above 750 and our current portolio on a refreshed basis carries and average FICO of 721. Loan-to-value ratios are most important in determing losses. More than 80% of our outstandings have a CLTV below 90%. We have not been heavily involved in third party originated paper and, in fact, 95% of our outstandings have come from our branch originated strategy.

While losses are increasing, we are tightening standards around CLTV levels but still feel comfortable with the risk in this portfolio. Year-over -year our losses increased $39 million, from 6 basis points to 20 basis points.
Driven by the significant declines in housing values in the third quarter we increased reserves last quarter anticipating a loss rate of 40 basis points. We continue to monitor and will adjust if housing markets continue to weaken beyond our assumptions.
Last, small business. This has been an area of growth for us over the past year. We have rolled out innovative products and improved processes to capture more market share. Revenue YTD is up 16%.
Candidly we have seen much higher losses than we would like. Small business lending decisions were fairly automated as we were growing this business, but we have now become more judgmental in our underwriting.
We have lowered lending limits and increased the required number of years in business to obtain a loan.
Overall, credit quality remains sound but we are monitoring closely the impacts from the weak housing market and changes in employment levels.
Now moving away from current topics and back to more strategic discussions around capital...what do we do with the significant cash flow generated through our earnings capacity?
We have a number of choices.
We support our businesses internal growth. But in part because of our efficiency, that has not required a lot of capital investment.
We maintain a strong balance sheet.
We target paying out about 50% of our trailing year’s earnings in dividends.
We repurchase shares to send excess capital back to shareholders.

And we make acquisitions and strategic investments, such as CCB.
We have consistently returned excess capital to our shareholders.
Since 1998, we have returned $90 billion in capital- $53 billion in dividends and $37 billion in share repurchases, net of employee issuances.
In the wake of the LaSalle cash acquisition, we have curtailed buybacks in order to rebuild Tier 1 to our targeted 8% level. We currently expect to resume buybacks no sooner that the second half of next year.
Bank of America’s shareholders have also enjoyed consistent increases in their dividends.
If you held the stock in 1977, your dividend is 35 times what it was then.
While we have targeted a payout ratio of 50% of trailing earnings, we do feel comfortable paying out a greater percentage in the short run.
While the last few months have been difficult, we should remember that since the turn of the century Bank of America has produced average annual earnings per share growth in excess of 10 percent.
Our long-term financial goals are to grow earnings per share by an average 10% per year
Our formula is to increase annual revenue by 6 to 9%, keep expense growth from 2 to 4 percentage points below the revenue growth we achieve; keep average credit costs over the cycle within targeted ranges and to manage our capital for the benefit of shareholders.
Again, those are long-term goals, which we believe are very achievable on average through the economic cycle. Obviously in view of current market conditions, those goals may not be achievable in short term.
So the Bank of America story is that we are managing to grow our company at attractive rates for shareholders.
In the short term, we are intensely focused on managing through the current market turbulence which we think we extend into 2008. But we believe we those issues are manageable.

Longer term, we have strong differentiating characteristics that we are using to attract new customers and deepen relationships.
We are leveraging our scale and national franchise.
We are utilizing our knowledge to provide innovative client solutions.
We have a track record of earnings growth.
And we are driving strong capital returns.
We believe the combination of unmatched franchise, scale, execution and innovation will continue to win in the marketplace.
Thank you for your attention. I would be happy to field any questions.